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                                                             Exhibit 4.1

                         THE DELTA QUEEN STEAMBOAT CO.
                            1992 STOCK OPTION PLAN


1.   Purpose and Structure.

     The purpose of this 1992 Stock Option Plan (the "1992 Plan") is to encourage and enable certain directors, officers, key employees and consultants of The Delta Queen Steamboat Co. (the "Company") and its subsidiaries to acquire a proprietary interest in the Company through the ownership of common stock of the Company. Such ownership will provide such employees with a more direct stake in the future welfare of the Company and encourage them to remain with the Company or a subsidiary of the Company. It is also expected that the 1992 Plan will encourage qualified persons to seek and accept employment with the Company.

     Pursuant to the 1992 Plan, certain directors, officers, key employees and consultants will be offered the opportunity to acquire common stock through the grant of stock options including both "non-qualified" stock options ("NQSOs") and for key employees only, "incentive stock options" ("ISOs") (which term, when used herein, shall have the meaning ascribed thereto by Section 422(b) of the internal Revenue Code of 1986, as amended (the "Code")). In addition, the 1992 Plan provides for the granting of stock appreciation rights ("SARs"). "Options" hereinafter means stock options (including both NQSOs and ISOs) and SARs. "Subsidiary" hereinafter means any present or future corporation which is or would be a "subsidiary corporation" of the Company as the term is defined in
Section 424 of the Code determined as if the Company were the employer corporation. The Options designated as ISOs and the provisions of the 1992 Plan applicable thereto shall be interpreted in a manner consistent with Section 422 of the Code and all valid regulations issued thereunder.

2.   Administration of the 1992 Plan.

     The 1992 Plan shall be administered by the Committee as described in Paragraph 3. In administering the 1992 Plan, the Committee may adopt rules and regulations for carrying out the 1992 Plan. Any interpretation and decision with regard to any question arising under the 1992 Plan made by the Committee shall be final and conclusive as to all participants in the 1992 Plan ("Participants") and all other employees of the Company or a Subsidiary. The Committee shall determine the directors, officers, employees and consultants to whom, and the time or times at which, grants shall be made, the number of Options to be included in the grants, the number of Options which shall be granted as NQSOs, ISOs and SARs, the time or times within which (during the term of the Options) all or portions of Options may be exercised, the price at which options granted will be exercisable, the SAR exercise value and all other matters with respect to the Options.

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3.   Committee.

     The "Committee" is the Stock Option Committee which shall be appointed from time to time by the Board of Directors of the Company (the "Board") and which shall be constituted as to permit the 1992 Plan to comply with Rule 16b-3 promulgated under Section l6(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     The Board may at any time and from time to time remove any member of the Committee, with or without cause, appoint additional members of the Committee and fill vacancies, however caused, in the Committee. A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination of the Committee reduced to writing and signed by a majority of the members of the Committee shall be as effective as if it had been made at a meeting duly called and held. The Committee may delegate any of its powers except the selection and determination of grants of Options to persons subject to Section 16(b) of the Exchange Act.

     The interpretation and construction by the Committee of any provisions of the Plan or of any agreement or of other matters related to the Plan shall be final. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

4.   Shares of Stock Subject to the 1992 Plan.

     Except as provided in Subparagraphs 7(i) and 7(j) and Paragraph 9, the number of shares that may be issued or transferred pursuant to the exercise of NQSOs or ISOs granted under the 1992 Plan shall not exceed 1,000,000 shares of the common stock of the Company (the "Common Stock"). Such shares may be authorized and unissued shares or previously issued shares acquired or to be acquired by the Company and held in treasury. The number of shares subject to SARs shall not exceed 1,000,000 less the number of shares that may be issued or transferred pursuant to the exercise of NQSOs or ISOs granted under the 1992 Plan. Any shares subject to an Option, which, for any reason, expires or is terminated unexercised may again be subject to an Option under the 1992 Plan.

5.   Eligibility

     Options may be granted only to directors, officers, key employees and consultants of the Company or a Subsidiary as selected by the Committee as being potential contributors to the successful operation of the Company or a Subsidiary; provided, however that the members of the Committee shall not be eligible to participate under the 1992 Plan.

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6.   Granting of Options.

     All ISOs granted pursuant to the 1992 Plan shall be granted no later than ten years from the Plan's effective date. Subject to the provisions hereof, NQSOs and SARs may be granted at any time. The date of the grant of any option shall be the date on which the Committee authorizes the grant of such Option by resolution or any other date specified by the Committee.

7.   Terms and Conditions of Options.

     Options shall be evidenced by stock option agreements, which agreements need not be identical and shall contain in substance the following terms and conditions:

     (a) Option Price. The purchase price under each Option shall be not less than 100% of the Fair Market Value of the Common Stock at the time the Option is granted. In the case of an ISO granted to a Participant owning more than 10% of the total combined voting power of all classes of stock of the Company, or of any Subsidiary, actually or constructively under Section 424(d) of the Code (a "10% Shareholder"), the purchase price shall not be less than 110% of the Fair Market Value of the Common Stock subject to the ISO at the time of its grant.

     (b) SARs. Upon exercise of a SAR, the holder thereof shall be entitled to receive from the Company consideration in an amount equal to the product of (i) the difference between the SAR exercise value as determined by the Committee and the purchase price under such SAR, and (ii) the number of shares of Common Stock subject to the SAR, or the number of shares represented by the portion of the SAR which is exercised. The option agreement with respect to a SAR may provide that the holder may request payment in cash, in Common Stock, or in any combination thereof, provided, however, that the Committee, in its sole discretion shall decide whether such payment shall be in cash, in Common Stock or in a combination thereof. Agreements with respect to an SAR may provide that the SAR is granted alone or in conjunction with an ISO or NQSO and may contain such other provisions as determined by the Committee.

     (c) Exercise of Options and Medium and Time of Payment. An Option may be exercised only by written notice of intent to exercise such Option with respect to a specified number of shares of the Common Stock and payment to the Company of the amount of the option price (if any, with respect thereto). Stock purchased pursuant to the exercise of an Option shall at the time of purchase be paid for in full (i) in cash, (ii) with shares of Common Stock to be valued at the fair market value

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thereof on the date of such exercise, (iii) with a combination of the foregoing, or (iv) by such other means which the Committee determines to be consistent with the purpose of the 1992 Plan and applicable law. Upon receipt of the payment, the Company shall, without stock transfer tax to the Participant or other person entitled to exercise the Option, deliver to the person exercising such Option a certificate or certificates for such shares. It shall be a condition to the performance of the Company's obligation to issue or transfer Common Stock upon exercise of an Option that the person exercising the Option pay, or make provision satisfactory to the Company for the payment of, any taxes (other than stock transfer taxes) which the Company is obligated to collect with respect to the issue or transfer of Common Stock upon such exercise. The obligation to pay the Company any amount required to be withheld under applicable federal, state and local tax laws in connection with the exercise of Options may be satisfied by having the Company withhold from the Common Stock to be acquired upon exercise of the Option.

     The Committee may establish a program through which Participants may borrow funds with which to purchase stock pursuant to the exercise of an Option. Eligibility of any Participant for such borrowing will be determined solely at the discretion of the Committee. Any such loan shall bear interest at a rate determined by the Committee.

     (d) Exercise Period. No ISO may be exercised after ten (10) years from the date it is granted. In the case of an ISO granted to a 10% Shareholder, such ISO, by its terms, may not be exercised more than five (5) years from the date
of grant.   Options will become exercisable according to a maturity schedule determined by the Committee and the exercise of any Option may be accelerated upon terms and conditions to be determined by the Committee. Notwithstanding any other provision of the 1992 Plan and any action of the Committee, at the time an ISO is granted, the aggregate Fair Market Value (determined at the time the ISO is granted) of the stock with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under all plans of the Company and any parent and subsidiary of the Company which provides for granting ISOs) shall not exceed $100,000. The Committee may limit the periods during which persons subject to the Exchange Act may exercise SARs in conformity with Rule 16b-3.

     (e) Rights as a Stockholder. No holder of any Option shall have rights as a stockholder with respect to any shares issuable or transferable upon exercise thereof until the date a stock certificate is issued to him for such shares. Except as otherwise expressly provided in the 1992 Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

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     (f) Non-Assignability of Options. No Option granted to a Participant subject to the reporting requirements of Section 16 of the Exchange Act nor any ISO shall be assignable or transferable by the Participant except by will or by the laws of descent and distribution. Options granted to a Participant subject to the reporting requirements of Section 16 of the Exchange Act and all ISOs shall be exercisable during the lifetime of a Participant only by the Participant. The Committee in its discretion may permit Participants not subject to the Exchange Act to transfer NQSOs and SARs to (i) family members,
(ii) custodianships under the Uniform Transfers to Minors Act or any similar statute (iii) trusts for the benefit of any family member, (iv) trusts by such Participant for the Participant's primary benefit and (v) upon termination of a custodianship under the Uniform Transfers to Minors Act or similar statute or the termination of a trust, by the custodian or trustee thereof, to the person or persons who, in accordance with the terms of such custodianship or trust are entitled to receive Options held in custody or trust.

     (g) Effect of Termination of Employment or Death. No Option shall be exercisable after termination of employment with the Company or a Subsidiary, except as provided in the stock option agreement or by the Committee. Options shall not be affected by any change of employment so long as the Participant continues to be employed by either the Company or a Subsidiary.

     Nothing in the 1992 Plan or in any Option shall confer any right to continue in the employ of the Company or a Subsidiary or interfere in any way with the right of the Company or Subsidiary of the Company to terminate the employment of the Participant at any time unless an employee is otherwise subject to such an agreement.

     Notwithstanding any other provision in the 1992 Plan, ISOs will expire no later than three months after termination by employment for any reason, except in the case of termination by reason of death or permanent and total disability (within the meaning of proposed Treasury Regulations Section 1.422A-l(a)(3)), in which case the ISO will expire no later than one year after termination.

     (h) Leave of Absence. In the case of a Participant on an approved leave of absence, the Committee may, if it determines that to do so would be in the best interests of the Company, provide in a specific case or cases for continuation of Options during such leave of absence, such continuation to be on such terms and conditions as the Committee determines to be appropriate taking into account the effect, if any, of the provisions of applicable law with respect to the exercisability of ISOs, except that in no event shall an Option be exercisable after ten years from the date it is granted.

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     (i) Recapitalization. If the Common Stock should, as a result of any stock dividend, stock split, other subdivision or combination of shares of Common Stock, or any reclassification, recapitalization or otherwise, be increased or decreased, the number of shares of Common Stock covered by each outstanding Option, the Option price under each outstanding Option and the total number of shares of Common Stock reserved for issuance under the 1992 Plan shall be adjusted as determined by the Committee to reflect such action. Any new shares or other securities issued with respect to shares of Common Stock shall be deemed shares of Common Stock.

     (j) Sale or Reorganization. In case the Company is merged or consolidated with another corporation, or in case the property or stock of the Company is acquired by another corporation, or in case of a reorganization or liquidation of the Company, or in case of any extraordinary transaction, the Committee or the board of directors of any corporation assuming the obligations of the Company hereunder, shall have the right to provide for the continuation of Options or for other equitable adjustments as determined by the Committee (by means, such as, for example, cash payment in an amount equal to the difference between the Common Stock price and the purchase price, conversion into other property or securities, or giving written notice to holders that their Options will become immediately exercisable, notwithstanding any waiting period otherwise prescribed by the Committee, and that such Options must be exercised within a specified period of days of such notice or they will be terminated).

     (k) General Restrictions. Each Option granted under the 1992 Plan shall be subject to the requirement that if at any time the Board shall determine, in its discretion, that the listing, registration or qualification of the shares issuable or transferable upon exercise thereof upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with the granting of such Option, or the issuance, transfer or purchase of shares thereunder, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Board. The Company shall not be obligated to sell or issue any shares of Common Stock in any manner in contravention of the Securities Act of 1933, as amended, or any state securities law. Each Participant shall agree to such terms and conditions in connection with the exercise of an Option, including restrictions on the disposition of the Common Stock acquired upon exercise thereof, as the Committee may deem appropriate. Common Stock acquired upon exercise of an Option may be legended as the Committee shall deem appropriate to reflect the restrictions imposed by the Committee, the 1992 Plan or by securities laws generally.

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8.   Option Granted to S. Cody Engle.

     As of the date of the 1992 Plan's adoption by the Board, S. Cody Engle will be granted Options to purchase 200,000 shares of Common Stock at an exercise price equal to the initial offering price of a share of Common Stock offered by the Company pursuant to the first Form S-1 Registration Statement under the Securities Act of 1933 which shall become effective during 1992. to the extent allowable under Section 7(d) hereunder, such Options shall be ISO's. The Options shall vest as follows: a) one-third at the date of grant; b) one-third one year after the date of grant; and c) one-third two years after the date of grant. The Option may be exercised only during a term (the "Term") commencing 180 days from the date of the grant of the Option and ending on the date ten (10) years from the date of grant of the Option and then only in cumulative annual installments as follows:

     (a) During the first year of the Term, the Option shall be exercisable as to 66,666 of the shares subject to the Option;

     (b) During the second year of the Term, the Option shall be exercisable as to 133,333 shares subject to the Option minus the number of shares, if any, as to which the Option was exercised during the first year of the Term:

     (c) During the remaining years of the Term, the Option shall be exercisable as to all of the shares subject to the Option, minus the number of shares, if any, as to which the Option was previously exercised.

     Except as contained herein in Section 8, all other terms and conditions in
Section 7 hereunder shall apply to such Option.

9.   Termination and Amendment of the 1992 Plan.

     The Board shall have the right to amend, suspend, or terminate the 1992 Plan at any time; provided, however, that shareholder approval shall be necessary to adopt any amendment if the adoption of such amendment without shareholder approval would cause the 1992 Plan to no longer comply with Rule 16b-3 or any successor rule or regulatory requirement.

10.  Restriction on Sale of Shares.

     Without prior written notice to the Company, no Common Stock acquired by a Participant upon exercise of an ISO granted hereunder shall be disposed of by the Participant within two years from the date such ISO was granted, nor within one year after the transfer of such stock to the Participant; provided, however, that a transfer to a trustee, receiver, or other fiduciary in any insolvency proceeding, as described in Section 422(c)(3) of the Code, shall not be deemed to be such a disposition.

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11.  Effective Date of the 1992 Plan.

     The 1992 Plan is effective as of the date of its adoption by the Board, subject, however, to approval by the shareholders of the Company within 12 months thereafter; and if such approval is not obtained, the 1992 Plan shall terminate and any and all Options granted during such interim periods shall also terminate and be of no further force or effect. The 1992 Plan shall terminate at such time as no further shares of Common Stock are available for issue upon the exercise or transfer of Options hereunder (including shares available due to the forfeiture or expiration of Options) and all such options have been exercised or expired, or on such earlier date as the Board may determine. Any Option outstanding at the termination date shall remain outstanding until it has either expired or has been exercised.

12.  Miscellaneous.

     Any references herein to sections of the Code, regulations thereunder or rules under the Exchange Act shall also mean successor provisions to such sections, regulations or rules.

     For purposes of the 1992 Plan, Fair Market Value shall be determined in accordance with the Code and the regulations thereunder.

     The 1992 Plan is intended to comply with Rule 16b-3 with respect to persons subject to the Exchange Act and any provision which would prevent compliance with Rule 16b-3 shall be deemed invalid to the extent permitted by law and deemed necessary by the Committee.

     The Committee may, in order to fulfill the purposes of the 1992 Plan and without amending the 1992 Plan, modify grants of Options to participants who are foreign nationals or employed outside the United States to recognize differences in local law, tax policy or custom.

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